Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-216039) of Columbia Banking System, Inc. of our report dated March 13, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Pacific Continental Corporation and Subsidiary, which report appears in the Form 10-K of Pacific Continental Corporation for the year ended December 31, 2016, and to the reference to our firm under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

March 21, 2017